Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended March 31, 2012

OPERATING HIGHLIGHTS

•	60-month backlog increased approximately $700 million largely due to the S1 acquisition

•	Non-GAAP operating income increased $10.2 million or 135%

•	Non-GAAP revenue increased $37.4 million, or 36%, over first quarter 2011

•	$33 million of annualized cost synergies achieved, 10% more than plan

•	Reaffirmation of full year guidance

(NEW YORK — May 3, 2012) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended March 31, 2012. We will hold a conference call on May 3, 2012, at 8:30 a.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“ACI had a solid first quarter. Revenue from backlog grew 34% over prior-year as we concluded service implementations and added higher recurring maintenance and hosting revenues to our predictable business model,” said Chief Executive Officer Philip Heasley. “We also closed the S1 acquisition in mid-February and effected cost savings by the end of the first quarter which will amount to $33 million on an annualized basis. We remain excited about cross-selling opportunities that lie ahead of us now that the former S1 employees have joined the ACI family.”

FINANCIAL SUMMARY

Sales

Sales bookings in the quarter totaled $108.5 million. In the prior-year quarter sales bookings were $122.9 million. S1 contributed $24.4 million to sales in the quarter.

Backlog

60-month backlog increased $700 million to $2.317 billion as compared to $1.617 billion at December 31, 2011. 12-month backlog increased $158 million to $582 million as compared to $424 million at December 31, 2011. Contribution of the former S1 Corporation backlog accounted for $705 million of the rise in 60-month backlog and $174 million of the 12-month backlog during the quarter.

Revenue

Non-GAAP revenue increased $37.4 million, or 36%, over prior-year first quarter. Non-GAAP revenue excludes the impact of $4.3 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements. GAAP revenue increased $33.1 million, or 32%, over prior-year first quarter. The acquisition of S1 Corporation contributed $22.5 million of revenue in the quarter for the period February 13-March 31, 2012.

Operating Expenses

Excluding $15.0 million of S1 acquisition related one-time expenses, operating expenses increased $27.2 million compared to the prior-year quarter primarily from the addition of S1. Total GAAP operating expenses for the quarter were $139.2 million.

Operating Income

Non-GAAP operating income increased $10.2 million, or 135%, compared to the prior-year quarter. GAAP operating income decreased $9.1 million compared to the prior-year quarter. Non-GAAP operating income excludes the deferred revenue adjustment due to purchase accounting as well as $15.0 million of S1 acquisition-related one-time expenses.

Adjusted EBITDA

Adjusted EBITDA increased to $31.1 million, growth of $14.4 million, or 86%, compared to the prior year quarter. Adjusted EBITDA excludes $15.0 million of acquisition related one-time expenses and the impact of $4.3 of million deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements.

Liquidity

We had $201.1 million in cash on hand as of March 31, 2012. The Company also paid $3.1 million in principal payments for the term credit facility during the first quarter 2012. Year to date to May 2, 2012, we repurchased 185,800 shares for $7.1 million. The maximum remaining dollar value of shares authorized for purchase under the stock repurchase program was approximately $68.0 million.

During Q1 2012, we received proceeds of $295 million from our credit facility to partially fund the purchase of S1 Corporation.

Operating Free Cash Flow

Operating free cash flow (“OFCF”) for the quarter was $4.0 million, a decrease of $8.3 million as compared to the March 2011 quarter.

Other Expense

Other expense for the quarter was $0.8 million, essentially flat as compared to other expense of $0.7 million in the March 2011 quarter.

Taxes

Income tax benefit in the quarter was $0.6 million, or a 23% effective tax rate, compared to income tax expense of $5.2 million, or a 76% rate, in the prior-year quarter. The income tax benefit for the quarter ended March 31, 2012 was favorably impacted by income in our foreign jurisdictions taxed as a lower rate and a loss in the US being taxed at a higher rate.

Net Income (loss) and Diluted Earnings Per Share

Net loss for the quarter ended March 31, 2012 was $1.8 million, compared to net income of $1.6 million during the same period last year, a reduction of $3.4 million.

Earnings (loss) per share for the quarter ended March 31, 2012 was $(0.05) per diluted share compared to $0.05 per diluted share during the same period last year. Excluding the impact of $15.0 million of S1 acquisition related one-time expenses and the impact of $4.3 of million deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements, earnings per share was $0.28 per diluted share.

Weighted Average Shares Outstanding

Total diluted weighted average shares outstanding were 36.7 million for the quarter ended March 31, 2012 as compared to 34.0 million shares outstanding for the quarter ended March 31, 2011. The number of weighted average shares outstanding was increased by 2.7 million due to the issuance of shares related to the acquisition of S1 Corporation. 7.1 million options to purchase shares, restricted share awards, common stock warrants and contingently issuable shares were excluded from the diluted earnings per share computation as their effect would have been anti-dilutive.

2012 Guidance

We are reiterating our annual guidance based upon what we are seeing in our business markets to date. Hence, guidance for calendar year is as follows: Revenue to achieve a range of $696-706 million, Operating Income of $99-104 million and Adjusted EBITDA of $165-170 million. Guidance for the year excludes the impact of professional fees and transaction-related expenses associated with the acquisition of S1 Corporation.

-End-

About ACI Worldwide

ACI Worldwide powers electronic payments for more than 800 financial institutions, retailers and processors around the world, with its broad and integrated suite of electronic payment software. More than 90 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments. And for more than 160 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

For more information contact:

Tamar Gerber, Vice President, Investor Relations & Financial Communications

ACI Worldwide

+1 402 778 1990

invrel@aciworldwide.com

Non-GAAP Financial Measures

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2012 GAAP	Adjustments	2012 Non-GAAP	2011 GAAP	$ Diff	% Diff
Revenues: (2)
Total revenues	$137,625	$4,300	$141,925	$104,543	$37,382	36%

Expenses:
Cost of software license fees	4,932	—	4,932	3,442	1,490	43%
Cost of maintenance, services and hosting fees	40,891	—	40,891	29,607	11,284	38%
Research and development	30,933	—	30,933	23,130	7,803	34%
Selling and marketing	20,698	—	20,698	19,294	1,404	7%
General and administrative (3)	34,362	(14,970)	19,392	16,362	3,030	19%
Depreciation and amortization	7,422	—	7,422	5,210	2,212	42%

Total expenses	139,238	(14,970)	124,268	97,045	27,223	28%

Operating income (loss)	(1,613)	19,270	17,657	7,498	10,159	135%
Other income (expense):
Interest income	249	—	249	238	11	5%
Interest expense	(1,891)	—	(1,891)	(643)	(1,248)	194%
Other, net	878	—	878	(302)	1,180	-391%

Total other income (expense)	(764)	—	(764)	(707)	(57)	8%

Income (loss) before income taxes	(2,377)	19,270	16,893	6,791	10,102	149%
Income tax expense (4)	(555)	6,745	6,190	5,169	1,021	20%

Net income (loss)	$(1,822)	$12,526	$10,704	$1,622	$9,082	560%

Depreciation and amortization	10,195	—	10,195	6,819	3,376	50%
Stock-based compensation (5)	5,618	(2,400)	3,218	2,369	849	36%

Adjusted EBITDA	$14,200	$16,870	$31,070	$16,686	$14,384	86%

Earnings (loss) per share information
Weighted average shares outstanding
Basic	36,707	36,707	36,707	33,318
Diluted (6)	36,707	38,005	38,005	33,983
Earnings (loss) per share
Basic	$(0.05)	$0.34	$0.29	$0.05	$0.24	499%
Diluted	$(0.05)	$0.33	$0.28	$0.05	$0.23	490%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for commparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for $4.3 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP pruchase accounting requirements.
(3)	One-time expense related to the acquistion of S1, including, $7.4 million for employee related actions, $4.1 million for S1 acquisition fees and $ 1.1 million for other professional fees.
(4)	Adjustments tax effected at 35%.
(5)	Accelerated stock compensation expense for terminated employees related to the S1 acquisition.
(6)	Diluted shares in the non-GAAP adjustment column includes dilutive effect of stock options, restricted share awards, and common stock warrants as if the Company had net income for the reported period.

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measure indicated in the tables, which exclude certain business combination accounting entries and expenses related to the acquisition of S1, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

•

Non-GAAP revenue, revenue plus deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•

Non-GAAP operating income, operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements and one-time expense related to the acquisition of S1. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•

Adjusted EBITDA, which is defined as net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements and one-time expense related to the acquisition of S1. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

•

ACI is also presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, less net after-tax payments associated with cash settlement of S1 stock options and S1 related transaction costs, net after-tax payments associated with IBM IT outsourcing transition, capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

Reconciliation of Operating Free Cash Flow	Quarter Ended March 31,
(millions)	2012	2011
Net cash provided by (used by) operating activities	($12.6)	$17.9
Net after-tax payments associated with cash settlement of S1 options	10.2	—
Net after-tax payments associated with S1 related transaction costs	7.7	—
Net after-tax payments associated with employee-related actions	0.6	1.5
Net after-tax payments associated with IBM IT Outsourcing Transition	0.2	0.2
Less capital expenditures	(2.1)	(7.0)
Less alliance technical enablement expenditures	0.0	(0.3)

Operating Free Cash Flow	$4.0	$12.3

•

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our expectations related to annual cost savings expected from the S1 acquisition, and (ii) expectations and assumptions regarding 2012 financial guidance related to revenue, operating income and adjusted EBITDA.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, risks related to the global financial crisis and the continuing decline in the global economy, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets and adverse changes in the global economy, risks related to the expected benefits to be achieved in the transaction with S1, , consolidations and failures in the financial services industry, the accuracy of management’s backlog estimates, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, impairment of our goodwill or intangible assets, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, customer reluctance to switch to a new vendor, the performance of our strategic product, BASE24-eps, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with International Business Machines Corporation (“IBM”), our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, future acquisitions, strategic partnerships and investments and litigation, the risk that expected synergies, operational efficiencies and cost savings from the S1 acquisition may not be fully realized or realized within the expected time frame. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Form 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$201,080	$197,098
Billed receivables, net of allowances of $7,982 and $4,843, respectively	115,446	93,355
Accrued receivables	23,480	6,693
Deferred income taxes, net	40,848	25,944
Recoverable income taxes	5,706	—
Prepaid expenses	17,837	9,454
Other current assets	13,124	9,320

Total current assets	417,521	341,864

Property and equipment, net	45,714	20,479
Software, net	108,268	22,598
Goodwill	487,535	214,144
Other intangible assets, net	129,774	18,343
Deferred income taxes, net	7,278	13,466
Other noncurrent assets	32,586	33,748

TOTAL ASSETS	$1,228,676	$664,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,834	$11,532
Accrued employee compensation	34,122	27,955
Current portion of Term Credit Facility	14,375	—
Deferred revenue	177,801	132,995
Income taxes payable	270	10,427
Alliance agreement liability	20,667	20,667
Accrued and other current liabilities	28,762	23,481

Total current liabilities	298,831	227,057

Deferred revenue	29,487	32,721
Note payable under Term Credit Facility	182,500	—
Note payable under Revolving Credit Facility	170,000	75,000
Alliance agreement noncurrent liability	18,683	12,534

Other noncurrent liabilities	699,501	347,312

Total liabilities
Commitments and contingencies
Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2012 and December 31, 2011	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 46,606,796 and 40,821,516 shares issued at March 31, 2012 and December 31, 2011, respectively	232	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 6,834,010 and 7,178,427 shares outstanding at March 31, 2012 and December 31, 2011, respectively	(158,796)	(163,411)
Additional paid-in capital	528,838	322,654
Retained earnings	149,319	151,141
Accumulated other comprehensive loss	(14,421)	(17,261)

Total stockholders’ equity	529,175	317,330

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,228,676	$664,642

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2012	2011
Revenues:
Software license fees	$50,910	$43,724
Maintenance fees	43,735	35,070
Services	22,852	15,371
Software hosting fees	20,128	10,378

Total revenues	137,625	104,543

Expenses:
Cost of software license fees (1)	4,932	3,442
Cost of maintenance, services and hosting fees (1)	40,891	29,607
Research and development	30,933	23,130
Selling and marketing	20,698	19,294
General and administrative	34,362	16,362
Depreciation and amortization	7,422	5,210

Total expenses	139,238	97,045

Operating income (loss)	(1,613)	7,498
Other income (expense):
Interest income	249	238
Interest expense	(1,891)	(643)
Other, net	878	(302)

Total other income (expense)	(764)	(707)

Income (loss) before income taxes	(2,377)	6,791
Income tax expense (benefit)	(555)	5,169

Net income (loss)	$(1,822)	$1,622

Earnings (loss) per share information
Weighted average shares outstanding
Basic	36,707	33,318
Diluted	36,707	33,983
Earnings (loss) per share
Basic	$(0.05)	$0.05
Diluted	$(0.05)	$0.05

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	2012	2011
Cash flows from operating activities:
Net income (loss)	$(1,822)	$1,622
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	2,673	1,683
Amortization	7,522	5,136
Deferred income taxes	3,223	2,868
Stock-based compensation expense	5,618	2,369
Excess tax benefit of stock options exercised	(1,936)	(895)
Other	(1,322)	72
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	22,793	9,422
Other current and noncurrent assets	(2,026)	(2,420)
Accounts payable	(543)	(2,921)
Accrued employee compensation	(28,412)	(10,564)
Accrued liabilities	(10,181)	(2,995)
Current income taxes	(12,189)	(2,746)
Deferred revenue	3,922	17,894
Other current and noncurrent liabilities	66	(582)

Net cash flows from operating activities	(12,614)	17,943

Cash flows from investing activities:
Purchases of property and equipment	(1,316)	(5,188)
Purchases of software and distribution rights	(776)	(1,844)
Alliance technical enablement expenditures	—	(256)
Acquisition of businesses, net of cash acquired	(270,948)	(16,729)

Net cash flows from investing activities	(273,040)	(24,017)

Cash flows from financing activities:
Proceeds from issuance of common stock	386	300
Proceeds from exercises of stock options	4,399	1,782
Excess tax benefit of stock options exercised	1,936	895
Repurchases of common stock	(6,241)	—
Repurchase of restricted stock for tax withholdings	(2,237)	(346)
Proceeds from revolver portion of credit agreement	95,000	—
Proceeds from term portion of credit agreement	200,000	—
Repayment of term portion of credit agreement	(3,125)	—
Payments for debt issuance costs	(553)	—
Payments on debt and capital leases	(796)	(524)

Net cash flows from financing activities	288,769	2,107

Effect of exchange rate fluctuations on cash	867	1,539

Net increase in cash and cash equivalents	3,982	(2,428)
Cash and cash equivalents, beginning of period	197,098	171,310

Cash and cash equivalents, end of period	$201,080	$168,882

Supplemental cash flow information
Income taxes paid, net	$11,816	$7,845
Interest paid	$1,740	$562